Exhibit 10.18
AMENDMENT NO. 1 TO
SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
This AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of December 14, 2023 (this “Agreement”), is made by and among THREDUP INC., a Delaware corporation (“Parent”), THREDUP INTERMEDIARY HOLDINGS LLC, a Virginia limited liability company (“Holdings”), and KNITWIT GC LLC, a Virginia limited liability company (“Knitwit”, and together with Parent and Holdings, each a “Borrower” and collectively, the “Borrowers”), the financial institutions that are parties hereto as Lenders, and WESTERN ALLIANCE BANK, an Arizona corporation (“WAB”), as administrative agent for the Lenders (together with its successors and assigns in that capacity, the “Agent”).
RECITALS
A.    Pursuant to that certain Second Amended and Restated Loan and Security Agreement dated as of July 14, 2022 (as amended, amended and restated, supplemented, or otherwise modified from time to time before the date of this Agreement, the “Existing Loan Agreement”; as may be further amended, amended and restated, supplemented, or otherwise modified from time to time, including by this Agreement, the “Loan Agreement”), the Lenders have agreed to make certain Credit Extensions to Borrowers subject to the terms and conditions set forth therein. Capitalized terms used in this Agreement have the meanings given to them in the Loan Agreement unless otherwise specified.
B.     The parties now desire to modify the Loan Agreement in certain respects.
AGREEMENT
NOW THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Definitions. Defined terms used but not defined in this Agreement are as defined in the Loan Agreement.
2.Amendments to Existing Loan Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 4 below, and in reliance on the representations and warranties set forth in Section 3 below, the Existing Loan Agreement is hereby amended as follows:
(a)The definition of “Fixed Charge Coverage Ratio” in Section 1.1 of the Existing Loan Agreement is hereby amended to read in its entirety as follows:
“    “Fixed Charge Coverage Ratio” means, with respect to Parent and its Subsidiaries on a consolidated basis for any period, expressed as a ratio, (x) EBITDA, divided by (y) the result of (i) the aggregate amount of principal and interest payments on all Term Loans required to be paid during such period, plus (ii) the aggregate amount of all redemptions and repurchases of capital stock made pursuant to clause (1) of Section 7.6 during such period.”
(b)The definition of “Minimum Cash” in Section 1.1 of the Existing Loan Agreement is hereby amended to read in its entirety as follows:
“    “Minimum Cash” means Specified Cash of (a) from December 31, 2023, through September 30, 2025, at least 45% of the aggregate outstanding principal amount of the Term Loans, and (b) from October 1, 2025, through Payment In Full, at least 40% of the aggregate outstanding principal amount of the Term Loans.”

(c)The definition of “RML” in Section 1.1 of the Existing Loan Agreement is hereby amended to read in its entirety as follows:
“    “RML” means the number of months obtained by dividing (a) the aggregate amount of Borrowers’ unrestricted cash, cash equivalents, marketable securities, and insured cash sweeps, in each case, that are (i) subject to an account control agreement in favor of Agent as the senior secured party or (ii) held in an account at, or maintained with, Agent, by (b) the result of (i) the monthly trailing three (3) month average EBITDA less (ii) the average aggregate trailing three (3) month principal payments on all Term Loans.”
(d)Section 1.1 of the Existing Loan Agreement is hereby further amended to insert each of the following new definitions in appropriate alphanumeric order:
“    “EBITDA” means, with respect to Parent and its Subsidiaries on a consolidated basis, for any period of determination, (a) net income, plus (b) to the extent deducted in the calculation of net income and without duplication, (i) depreciation expense, (ii) amortization expense, (iii) interest expense, (iv) taxes, (v) non-cash items related to stock based compensation, and (vi) other non-recurring and non-cash costs (including, without limitation, restructuring costs), in an aggregate amount under this clause (vi) not to exceed the lesser of $175,000 for any month or $500,000 for any quarter (or any greater amount agreed to in writing by Agent in its sole discretion with respect to any period).
“Letter of Credit Cash Collateral Amount” means, with respect to the applicable Letter of Credit Obligations, (a) if the Term Loans have been paid in full in cash and all unused Term B Loan Commitments have terminated, an amount equal to 105% of the stated amount of the applicable Letters of Credit, and (b) at any other time, an amount equal to 100% of the stated amount of the applicable Letters of Credit.
“Minimum Threshold Amount” means $20,000,000.
“Specified Cash” means unrestricted cash, certificates of deposit, and insured cash sweeps, in each case, held at or maintained with Agent.”
(e)Section 1.1 of the Existing Loan Agreement is hereby further amended by deleting the definition of “EBDA” in its entirety.
(f)Section 6.8(a) of the Existing Loan Agreement is hereby amended to read in its entirety as follows:
“    (a)    Liquidity.
(i)    From December 31, 2023, through September 30, 2025, Borrowers shall maintain (A) RML of at least eighteen (18), measured as of the end of each month during such period, (B) Minimum Cash at all times during such period, and (C) Specified Cash, measured as of the end of each month during such period, of not less than the greater of (I) Minimum Cash and (II) the Minimum Threshold Amount.
(ii)    From October 1, 2025, through Payment In Full, Borrowers shall maintain (A) Minimum Cash at all times during such period and (B) Specified Cash, measured as of the end of each month during such period, of not less than the greater of (I) Minimum Cash and (II) the Minimum Threshold Amount.
(iii)    In the event that Borrowers fail to comply with Section 6.8(a)(i)(C) or Section 6.8(a)(ii)(B) with respect to minimum Specified Cash as of the end of any month, until the third (3rd) Business Day of the immediately following month, Borrowers shall have the right to provide, through deposit or otherwise, additional Specified Cash in an amount not less than the amount that would have caused Borrowers to have been in compliance with Section 6.8(a)(i)(C) or Section 6.8(a)(ii)(B), as applicable, with respect to minimum Specified Cash, when measured as of the end of the applicable month; provided that such cure right shall not be exercised more than three (3) times in any period of twelve (12) consecutive months. If, after giving effect to the exercise of any such cure right, Borrowers are in compliance with Section 6.8(a)(i)(C) or Section 6.8(a)(ii)(B), as applicable, for the end of the applicable month, then Borrowers shall be deemed to have satisfied such requirements of this Section 6.8(a) with respect to minimum Specified Cash as of the end of the applicable month with the same effect as if there had been no such failure to comply with this Section 6.8(a) and the applicable Default and Event of Default arising therefrom shall be deemed not to have occurred for purposes of this Agreement.”
(g)Section 6.8(c) of the Existing Loan Agreement is hereby amended to read in its entirety as follows:
“    (c)    Debt Service. For the fiscal quarter ending December 31, 2025, and each fiscal quarter thereafter, Borrower shall maintain a Fixed Charge Coverage Ratio for such fiscal quarter (tested as of the last day of such fiscal quarter) of at least 1.00 to 1.00.”
(h)Section 6.13(a) of the Existing Loan Agreement is hereby amended to read in its entirety as follows:
“    (a)    Without duplication or derogation of any analogous requirement under the applicable Letter of Credit Documents, Borrowers shall pledge and deposit with Agent, for the benefit of WAB, in its capacity as Issuing Bank, as collateral for the applicable Letter of Credit Obligations, cash or deposit account balances in an amount equal to the applicable Letter of Credit Cash Collateral Amount, in each case pursuant to documentation in form and substance satisfactory to Agent and WAB, in its capacity as Issuing Bank. So long as Borrowers are in compliance with the cash-collateral requirements of this Section 6.13(a), but subject to Section 6.13(e), no cash collateral for the applicable Letter of Credit Obligations will constitute Collateral for any other Secured Obligations.”
(i)Section 7.6 of the Existing Loan Agreement is hereby amended to read in its entirety as follows:
“    7.6    Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that (1) Borrower may redeem or repurchase its capital stock (including, without limitation, the stock of former employees pursuant to stock repurchase agreements) so long as immediately prior to, and immediately after giving effect thereto, (i) Borrowers are and would be in compliance on a pro forma basis with the financial covenants set forth in Section 6.8 that are applicable to the then-current fiscal quarter, and (ii) no Event of Default shall have occurred and be continuing or would result therefrom, and (2) any Subsidiary of Borrower may pay dividends or make other distributions to Borrower.”
(j)Schedule 2.1 to the Existing Loan Agreement is hereby amended to read in its entirety as set forth in Exhibit A attached to this Agreement, to reflect a reduction in the aggregate Term B Loan Commitments from $38,000,000 to $22,500,000. As of the date of this Agreement, the aggregate outstanding principal amount of the Term B Loans is $0.
3.Representations. To induce Agent and the Lenders to enter into this Agreement, each Borrower hereby represents to Agent and the Lenders as follows:

(1)that such Borrower is duly authorized to execute and deliver this Agreement and such Borrower is duly authorized to perform its obligations under the Loan Agreement and each other Loan Document to which it is a party;
(2)that the execution, delivery, and performance of this Agreement (A) are within such Borrower’s powers and have been duly authorized, and (B) do not conflict with or constitute a breach of any provision contained in such Borrower’s Certificate of Incorporation, Bylaws, or Limited Liability Company Agreement, or (C) constitute an event of default under any material agreement to which such Borrower is a party or by which such Borrower is bound;
(3)that this Agreement constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity;
(4)that immediately after giving effect to this Agreement and each other Loan Document being entered into as of the date hereof, the representations and warranties contained in Section 5 of the Loan Agreement are true and correct in all material respects on and as of the date of this Agreement as though made at and as of such date; and
(5)that immediately after giving effect to this Agreement and each other Loan Document being entered into as of the date hereof, no Event of Default has occurred and is continuing, or would exist after giving effect to this Agreement.
4.Conditions. The effectiveness of this Agreement is subject to satisfaction of the following conditions:
(1)that Agent has received counterparts of this Agreement, duly executed by each of the parties hereto
(2)that Agent has received copies (executed or certified, as appropriate) of all other legal documents or minutes of proceedings taken in connection with the execution and delivery of this Agreement to the extent Agent or its counsel reasonably requests;
(3)that Borrowers have paid all fees and expenses required to be paid by Borrowers under the Loan Documents as of the date of this Agreement and, in the case of expenses, to the extent invoiced on or prior to the date hereof; and
(4)that all legal matters incident to the execution and delivery of this Agreement are satisfactory to Agent and its counsel.
5.Miscellaneous.
(a)Entire Agreement. This Agreement, together with the other Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties, or commitments, express or implied, have been made by any party to the other in relation to the subject matter hereof or thereof. None of the terms or conditions of this Agreement may be changed, modified, waived or canceled orally or otherwise, except as provided in Section 13.5 of the Loan Agreement.
(b)Reaffirmation of Loan Documents. Except as hereby specifically amended, modified or supplemented, the Loan Agreement and all other Loan Documents are hereby confirmed and ratified in all respects and shall be and remain in full force and effect according to their respective terms. All liens and security interests securing payment of the Obligations under the Loan Agreement are hereby collectively renewed, ratified, and brought forward as security for the payment and performance of the Obligations.
(c)Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Notwithstanding the immediately foregoing sentence, Agent and Borrowers may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties without the consent of any other Lender.
(d)Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each Borrower, Agent, and each Lender hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. EACH BORROWER, AGENT, AND EACH LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. For the avoidance of doubt, Section 12 of the Loan Agreement is hereby expressly incorporated by reference herein.
(e)Costs and Expenses. Without limiting the terms and conditions of the Loan Documents, Borrowers shall, subject to an in accordance with Section 13.2(a) of the Loan Agreement, pay all Agent Expenses and all Lender Expenses in connection with this Agreement and the other Loan Documents to be executed on the date hereof.
(f)[Reserved].
(g)Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
(h)References. This Agreement is a Loan Document. Unless the context otherwise requires, all references in any of the Loan Documents to the “Loan Agreement” shall mean the Loan Agreement, as amended by this Agreement.
[Signature pages follow]

The parties are signing this Amendment No. 1 to Second Amended and Restated Loan and Security Agreement as of the date stated in the introductory clause.
THREDUP INC.,
a Delaware corporation, as a Borrower
By: /s/ Sean Sobers
Name: Sean Sobers
Title: Chief Financial Officer
THREDUP INTERMEDIARY HOLDINGS LLC,
a Virginia limited liability company, as a Borrower
By: /s/ Sean Sobers
Name: Sean Sobers
Title: Treasurer
KNITWIT GC LLC,
a Virginia limited liability company, as a Borrower
By: /s/ Sean Sobers
Name: Sean Sobers
Title: Treasurer

Signature page to
Amendment No. 1 to Second Amended and Restated Loan and Security Agreement (ThredUp (2A&R))

WESTERN ALLIANCE BANK,
an Arizona corporation, as Agent and as a Lender
By: /s/ Jeffrey Brown
Name: Jeffrey Brown
Title: Senior Director
Signature page to
Amendment No. 1 to Second Amended and Restated Loan and Security Agreement (ThredUp (2A&R))

EXHIBIT A
Replacement Schedule 2.1
See attached.

SCHEDULE 2.1
COMMITMENTS AND LENDERS

Name of Lender	Term A Loan Commitment	Term B Loan Commitment
Western Alliance Bank	$32,000,000	$22,500,000

TOTAL	$32,000,000.00	$22,500,000